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                    AMENDMENT TO FUND PARTICIPATION AGREEMENT

                                     BETWEEN
                           THE DREYFUS CORPORATION AND
                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY

THIS AMENDMENT TO THE FUND PARTICIPATION AGREEMENT is made as of the ___ day of _____________, 2004 between JEFFERSON NATIONAL LIFE INSURANCE COMPANY (the "Insurance Company"), and each of DREYFUS VARIABLE INVESTMENT FUND; THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.; AND DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (D/B/A DREYFUS STOCK INDEX FUND (EACH A "FUND").

                                   WITNESSETH

     WHEREAS, Dreyfus and the Insurance Company entered into a Fund Participation Agreement as of May 1, 2003 ("Agreement") under which shares of the Funds are made available to the Separate Accounts of the Insurance Company for the benefit of the Insurance Company contract holders; and

     WHEREAS, Dreyfus and the Insurance Company desire to amend the Agreement;

     NOW THEREFORE, it is agreed as follows:

        1. Article I, Paragraph 1.13 "Separate Account" of the Agreement, is hereby deleted in its entirety and replaced with the following paragraph 1.13: "Separate Account" shall mean Jefferson National Life Annuity Accounts as follows:

- Jefferson National Life Annuity Account C
- Jefferson National Life Annuity Account E
- Jefferson National Life Annuity Account F
- Jefferson National Life Annuity Account G
- Jefferson National Life Annuity Account H
- Jefferson National Life Annuity Account I
- Jefferson National Life Annuity Account J
- Jefferson National Life Annuity Account K
- Jefferson National Life Account L
- Jefferson National Life Annuity Account M
- Jefferson National Life Annuity Account N
- Jefferson National Life Annuity Account O

        2. If any of the Funds provide the Insurance Company with materially incorrect share net asset value information, the Separate Account(s) shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value. Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Insurance Company. Furthermore, the Funds shall be liable for the reasonable administrative costs incurred by the Insurance Company in relation to the correction of any material error, provided such error is attributable to the Funds.

        Administrative costs shall include reasonable allocation of staff time, costs of outside service providers, printing and postage. Non-material errors will be corrected in the next Business Day's net asset value per share.

        3. All other terms of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, each of the parties hereto has caused this

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Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, _________ 2004.

                              DREYFUS VARIABLE INVESTMENT FUND

                              By: /s/
                              Name:
                              Title:

                              THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

                              By: /s/
                              Name:
                              Title:

                              DREYFUS LIFE AND ANNUITY INDEX FUND, INC.
                              D/B/A (DREYFUS STOCK INDEX FUND)

                              By: /s/
                              Name:
                              Title:

                              JEFFERSON NATIONAL LIFE INSURANCE
                              COMPANY

                              By: /s/
                              Name: Craig A. Hawley
                              Title: General Counsel and Secretary

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